August 20, 2008

Dear Shareholder:

This is a report on the efforts of BlackRock and the Boards of Directors/Trustees (the “Board”) of the BlackRock closed-end funds (the “Funds”) to provide liquidity to shareholders of the auction market preferred shares (“AMPS”) of the Funds.

Upon the failure of the auction market in February, the Board established an Ad Hoc Committee on AMPS (the “AMPS Committee”) to provide oversight of BlackRock’s efforts to provide liquidity to AMPS holders. BlackRock has worked closely with the AMPS Committee and the full Board seeking potential solutions for all BlackRock fund shareholders affected by the lack of liquidity in the AMPS market.

BlackRock has been a leader in efforts to add liquidity to the frozen AMPS market:

• To date, the Funds have redeemed approximately $2.5 billion of their $9.8 billion in AMPS previously outstanding, across both tax-exempt and taxable closed-end funds.

• The Funds have redeemed the greatest amount of tax-exempt AMPS in the closed-end fund industry and have redeemed over 54% of their taxable AMPS.

• The Funds were some of the first in the industry to announce AMPS redemptions using tender options bonds (TOBs).

BlackRock continues to explore potential solutions that will provide liquidity to AMPS holders. It is important to note that any resolution must be in the best interests of both common and preferred shareholders. Potential solutions, which may involve the use of additional TOBs, bank financing, lines of credit, reverse repurchase agreements and/or the creation of new securities, are complex and take time.

BlackRock and the Board have made progress in the development of an alternative form of preferred stock referred to as a Liquidity Enhanced Adjustable Rate Security (LEARS), which is intended to be eligible for purchase by money market funds and other institutions. BlackRock believes that the development of a LEARS structure may present a solution for all industry participants. In designing LEARS, BlackRock has negotiated tax implications of the structure with the Internal Revenue Service (IRS) and is awaiting review and action by the

Securities and Exchange Commission (SEC). Successful implementation of a LEARS structure depends on identifying market participants who are willing and able to provide liquidity backup. The timing and availability of definitive approvals and agreements are beyond BlackRock’s and the Board’s control.

The Funds’ ability to continue to redeem AMPS through some form of alternative leverage will depend on several factors, including market conditions and the need to comply with applicable laws and regulations. It will also depend on the availability of liquidity support or financing, which to date has been a very real challenge for BlackRock and other investment advisors in the current market. There can be no guarantee that any potential solution can or will be implemented.

BlackRock and the Board understand the uncertainty facing shareholders of the AMPS and the importance of finding a solution. We call your attention to recent announcements made by some broker-dealers to repurchase outstanding AMPS, which will allow some shareholders to receive liquidity. BlackRock believes that this development represents an important step toward achieving a resolution to this market event.

We hope this information, which reflects months of work, explains our efforts on behalf of all our closed-end fund shareholders. BlackRock will continue to provide you with periodic updates on its progress via shareholder press releases and on the web at www.blackrock.com.

Sincerely,

Richard E. Cavanagh	Robert S. Kapito
Chairman of the Board	President
BlackRock Closed-End Funds	BlackRock, Inc.